The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated May 7, 2018

Filed under Rule 424(b)(2), Registration Statement No. 333-205280

Preliminary Pricing Supplement No. 67 - Dated Monday, May 7, 2018 (to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated July 31, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession(1)	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CEB1		$100.00%	1.350%	$	Fixed	4.100%	Semi-Annual	30/360	05/15/2024	11/15/2018	$20.27	Yes	No	Senior Unsecured
														Notes

(1)  Includes a selling concession of up to 0.9250 % that will be paid to certain securities dealers (the “Selected Dealers”).

Supplemental Plan of Distribution. Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the selling price set forth in this Pricing Supplement. Notes sold by Selected Dealers on an agency basis to non-level fee accounts will be sold at the selling price. Notes purchased by Selected Dealers for their own account may be purchased at the selling price less the selling concession specified in Note (1) above. Notes purchased by Selected Dealers on behalf of level-fee accounts may be sold to such accounts at the selling price less the selling concession, in which case, such Selected Dealers will not retain any portion of the selling price as compensation.

Redemption Information: Callable in whole or in part, at any time on or after 5/15/2019.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 05/15/2019, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

Trade Date: Monday, May 14, 2018 @ 12:00 PM ET

Discover Financial Services

Discover Financial Services InterNotes

Preliminary Pricing Supplement No. 67 - Dated Monday, May 7, 2018

(to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated July 31, 2017)

Settlement Date: Thursday, May 17, 2018 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only

Lead Manager: Incapital LLC
Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors, Citigroup

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.